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                     August 10, 2020

       Fredi Nisan
       Chief Executive Officer
       GreenBox POS
       8880 Rio San Diego Drive, Suite 102
       San Diego, California 92108

                                                        Re: GreenBox POS
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed May 15, 2020
                                                            File No. 1-34294

       Dear Mr. Nisan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services